Exhibit 99.1 Filed by Pacific Premier Bancorp, Inc. Pursuant to Rule 425 under the Securities Act of 1933 Subject Company: Opus Bank SEC Registration Statement No.: 333- Investor Presentation Fourth Quarter 2019 Steve Gardner Chairman, President & Chief Executive Officer sgardner@ppbi.com 949-864-8000 Ronald J. Nicolas, Jr. Sr. EVP & Chief Financial Officer rnicolas@ppbi.com 949-864-8000

FORWARD LOOKING STATEMENTS AND WHERE TO FIND MORE INFORMATION Forward Looking Statements This investor presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Pacific Premier Bancorp, Inc. (“PPBI”), including its wholly-owned subsidiary Pacific Premier Bank (“Pacific Premier”), Opus Bank (“Opus”), including its wholly-owned subsidiary PENSCO Trust Company (“PENSCO”), and the proposed acquisition. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on PPBI’s and Opus’s current expectations and assumptions regarding PPBI’s and Opus’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect PPBI’s or Opus’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive agreement and plan of reorganization by and among PPBI, Pacific Premier and Opus, the outcome of any legal proceedings that may be instituted against PPBI or Opus, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where PPBI and Opus do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of Pacific Premier and Opus successfully, and the dilution caused by PPBI’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, each of PPBI and Opus disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding PPBI, Opus and factors which could affect the forward-looking statements contained herein can be found in PPBI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, and its other filings with the SEC, and in Opus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, and its other filings with the Federal Deposit Insurance Corporation (“FDIC”). Additional Information About the Merger and Where to Find It In connection with the proposed acquisition transaction, a registration statement on Form S-4 will be filed with the SEC that will include a joint proxy statement/prospectus filed with the SEC and the FDIC to be distributed to the shareholders of Opus and PPBI in connection with their votes on the acquisition. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC OR THE FDIC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS. The final joint proxy statement/prospectus will be mailed to shareholders of Opus and PPBI. Investors and security holders will be able to obtain the documents, and any other documents PPBI has filed with the SEC, free of charge at the SEC’s website, www.sec.gov or by accessing PPBI’s website at www.ppbi.com under the “Investors” link and then under the heading “SEC Filings”. Investors and security holders will be able to obtain the documents, and any other documents Opus has filed with the FDIC, free of charge at Opus’s website at www.opusbank.com under the tab “Investor Relations” and then under the heading “Presentations & Filings”. In addition, documents filed with the SEC by PPBI or with the FDIC by Opus will be available free of charge by (1) writing PPBI at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations, or (2) writing Opus at 19900 MacArthur Boulevard, 12th Floor, Irvine, CA 92612, Attention: Investor Relations. Before making any voting or investment decision, shareholders of PPBI and Opus are urged to read carefully the entire registration statement and joint proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction, PPBI and Opus. Free copies of these documents may be obtained as described above. The directors, executive officers and certain other members of management and employees of PPBI may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of PPBI. Information about PPBI’s directors and executive officers is included in the proxy statement for its 2019 annual meeting of PPBI’s shareholders, which was filed with the SEC on April 9, 2019. The directors, executive officers and certain other members of management and employees of Opus may also be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of Opus. Information about the directors and executive officers of Opus is included in the proxy statement for its 2019 annual meeting of Opus shareholders, which was filed with the FDIC on March 14, 2019. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described above. © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 2

CORPORATE OVERVIEW Headquarters Irvine, CA Exchange/Listing NASDAQ: PPBI Market Cap $1.73 Billion(1) Average Daily Volume 373,944 Shares(2) Outstanding Shares 59,577,506(1) Dividend Yield 3.44%(1)(3) # of Research Analysts 6 Analysts Focus Small & Mid-Market Businesses Total Assets $11.78 Billion(4) Branch Network 41 Full-Service Branch Locations 1. Market data as of February 24, 2020 2. 3-month average as of February 24, 2020 3. Annualized 4. As of 12/31/2019 © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 3

GEOGRAPHIC FOOTPRINT Premier banking franchise in the Western U.S. – well-positioned for further expansion Franchise Footprint 36 branches 3 branches Southern California and Arizona (Phoenix and Central Coast California Tucson) 1 1 branch branch Las Vegas, Nevada Vancouver, Washington California Footprint © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 4

HIGHLIGHTS – Q4 2019 Strong, consistent financial returns and profile • Net income of $41.1 million or $0.69 per diluted share • ROAA of 1.42%, and ROATCE of 15.89% Earnings • Efficiency ratio of 51.9% (1) • Net interest margin of 4.33%; core net interest margin of 4.10% (2) • Loan portfolio of $8.7 billion, a decrease of $35.2 million, or 0.4%, from Q3 2019 • New loan commitments of $556.3 million for the quarter at a 4.77% weighted average rate Loans and • Total delinquency as a percent of loans held for investment of 0.22% Asset Quality • Nonperforming assets as a percent of total assets of 0.08% • Classified assets to total assets of 0.39% • Total deposits of $8.9 billion, non-maturity deposits equal 88% of total deposits, NIBD represent 43% • Non-maturity deposit growth of $335.3 million or 18% annualized Deposits • Cost of funds decreased to 0.71% from 0.86% in Q3 2019 • Cost of deposits decreased to 0.58% from 0.71% in Q3 2019 • Cost of deposits at December 31, 2019 of 0.53% • Tangible book value per share of $18.84, 11% increase over 12/31/18 Capital • Increased quarterly cash dividend from $0.22 per share to $0.25 per share, payable in Q1 2020 • Announced a new $100 million buy-back authorization in Q4 2019 1. Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expenses to the sum of net interest income before provision for loan losses and total noninterest income, less gain / (loss) on sales of securities, OTTI impairment, gain / (loss) of other real estate owned, and gain / (loss) from debt extinguishment 2. Please refer to non-U.S. GAAP reconciliation in appendix © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 5

VALUE CREATION STRATEGY Increase EPS and TBV by growing scale and operating leverage Expand our market presence through disciplined organic and acquisitive growth • Target ROAA of 1.50% • Target ROATCE of 17% - 18% Organic Growth Acquisitive Growth Focus on small and middle market Target commercial banks and commercial businesses specialized lines of business • Revenues of $5 - $250 million • Complementary geography / relationship focused / product • Emphasis on full banking relationships expansion • Full suite of commercial and SMID business products and • Attractive deposit profile with emphasis on non-maturity services deposits • Complementary business centric nationwide lines • Disciplined acquisition criteria: of business: – Accretive to EPS 1st full year – HOA Management, QSR Franchise, SBA – < 2 years TBV dilution payback • Disciplined sales process utilizing our customized – +15% IRR Salesforce technology • Solid track record of delivering value for shareholders © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 6

ACQUISITION HISTORY

PPBI acquisitions have consistently enhanced franchise value

- Over the last 6 years, TBVPS has grown 13% compounded annually
- Assets have grown 38% compounded annually since 2013

Acquisition Timeline



Total Assets
TBV/ Share
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$19.00
$16.50
$14.00
$11.50
$9.00
$6.50
February 2011 Acquired Canyon National Bank ($192MM assets) in FDIC-assisted deal
April 2012 Acquired Palm Desert National Bank ($103MM assets) in FDIC-assisted deal
March 2013 and June 2013 Acquired First Associations Bank ($424MM assets) and San Diego Trust Bank ($211MM assets)
January 2014 Acquired Infinity Franchise Holdings ($80MM assets), a specialty finance company
January 2015 Acquired Independence Bank ($422MM assets)
January 2016 Acquired Security California Bancorp ($715MM assets)
April 2017 and November 2017 Acquired Heritage Oaks Bancorp ($2.0B assets) and Plaza Bancorp ($1.3B assets)
July 2018 Acquired Grandpoint Capital, Inc. ($3.2B assets)
2011: $961, $8.19
2012: $1,174, $9.65
2013: $1,714, $9.08
2014: $2,038, $10.12
2015: $2,790, $11.17
2016: $4,036, $12.51
2017: $8,025, $15.26
2018: $11,487, $16.97
2019: $11,776, $18.84
Non-Acquired
Acquired
TBV/Share

Note: All dollars in millions, except per share data

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

7

ACQUISITION EXECUTION The company has a well established and successful track record of executing on acquisitions Organic growth driven by dynamic and disciplined sales culture Geographic expansion through highly accretive FDIC-assisted acquisitions 2008-2012 • Canyon National Bank (“CNB”) - $192 million in assets, closed on 2/11/2011 (FDIC-Assisted) • Palm Desert National Bank (“PDNB”) - $103 million in assets, closed on 4/27/2012 (FDIC-Assisted) Build out of commercial banking platform through acquisitions • First Associations Bank (“FAB”) - $424 million in assets, closed on 3/15/2013 (151 days) • San Diego Trust Bank (“SDTB”) - $211 million in assets, closed on 6/25/2013 (110 days) • Infinity Franchise Holdings (“IFH”) - $80 million in assets, closed on 1/30/2014 (73 days) 2013-2019 • Independence Bank (“IDPK”) - $422 million in assets, closed on 1/26/2015 (96 days) • Security California Bancorp (“SCAF”) - $715 million in assets, closed 1/31/2016 (120 days) • Heritage Oaks Bancorp (“HEOP”) - $2 billion in assets, closed on 4/1/2017 (109 days) • Plaza Bancorp (“PLZZ”) - $1.3 billion in assets, closed on 11/1/2017 (84 days) • Grandpoint Capital, Inc. (“GPNC”) - $3.2 billion in assets, closed on 7/1/2018 (139 days) • Produce EPS growth from scale, efficiency and balance sheet leverage 2020 and • Disciplined organic and acquisitive growth, increasing franchise and shareholder value Beyond • Effective capital management • Board and management regularly assess strategic direction–Buy, Sell or Hold © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 8

STRONG EARNINGS PERFORMANCE The company has consistently delivered leading earnings growth and shareholder value Total Revenue and Efficiency Ratio Net Income and Earnings Per Share $200.0 $600.0 $2.63 $180.0 $2.50 $2.50 75.0% $2.60 $500.0 $482.5 $2.26 $160 $160 $160.0 $2.05 $423.7 $136 $2.00 64.7% $140.0 $400.0 65.0% $123 61.3% $120.0 $1.58 $1.56 $1.34 $1.50 $300.0 55.9% $100.0 $278.6 $1.46 53.6% 55.0% $1.04 $79 Net Income ($MM) Income Net $80.0 $1.19 $1.00 Earnings per Share ($) $200.0 $0.80 $60 $172.7 51.6% 51.0% 50.8% $60.0 $0.96 $43 $120.7 $40 45.0% $40.0 $29 $0.50 $100.0 $87.0 $67.3 $0.54 $26 $17$18 $20.0 $13 $9 $0.0 35.0% $0.0 $0.00 2013 2014 2015 2016 2017 2018 2019 2013 2014 2015 2016 2017 2018 2019 (1) Reported Net Income Operating Net Income Total Revenue Efficiency Ratio Reported Diluted EPS Operating Diluted EPS (1) Note: All dollars in millions 1. Please refer to non-U.S. GAAP reconciliation in appendix © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 9

NET INTEREST MARGIN Strong asset yield and low cost deposits – NIM ranks in the top quartile(3) • Net interest income has grown 40% compounded annually since 2013 Loan Portfolio Reported Yields, Core Yields(1), and Total Deposit Costs Reported and Core Net Interest Margin(2) 6.00% 6.00% 5.20% 5.50% 5.59% 5.56% 5.57% 5.59% 5.52% 5.45% 5.44% 5.50% 5.39% 5.00% 5.32% 5.31% 4.20% 4.48% 4.43% 4.44% 5.37% 4.37% 4.36% 4.33% 5.34% 5.31% 4.50% 4.25% 4.28% 5.26% 5.28% 4.18% 4.21% 5.17% 5.17% 5.17% 3.20% 5.00% 5.11% 4.00% 4.20% 4.24% 4.21% 5.02% 4.18% 4.12% Loan Yields 4.09% 4.06% 4.08% 4.10% Cost of Deposits Cost 3.93% 2.20% 3.50% 4.50% 3.00% 1.20% 0.63% 0.73% 0.71% 0.51% 0.58% 2.50% 0.34% 0.34% 0.32% 0.28% 0.28% 4.00% 0.20% 2013 2014 2015 2016 2017 2018 1Q'19 2Q'19 3Q'19 4Q'19 2.00% 2013 2014 2015 2016 2017 2018 1Q'19 2Q'19 3Q'19 4Q'19 Portfolio Core Loan Yields (1) Portfolio Reported Loan Yields Cost of Total Deposits Reported Net Interest Margin Core Net Interest Margin (2) 1. Core loan yields exclude accretion and other one-time adjustments 2. Please refer to non-U.S. GAAP reconciliation in appendix 3. Source: SNL Financial – 3Q’19 PPBI ranked 92nd percentile of KRX banks © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 10

CAPITAL RATIOS & CAPITAL MANAGEMENT Capital management is a key focus of the Board and Management • Increased quarterly cash dividend from $0.22 per share to $0.25 per share • Returned $153 million to shareholders in 2019 • Announced a new $100 million stock repurchase authorization in Q4 2019 Holding Company Capital Ratios Q4 2019 Q3 2019 Q4 2018 Tangible Common Equity Ratio 10.30% 10.01% 10.02% Leverage Ratio 10.54% 10.34% 10.38% Common Equity Tier 1 Ratio (CET -1) 11.35% 10.93% 10.88% Tier 1 Ratio 11.42% 11.04% 11.13% Risk Based Capital Ratio 13.81% 13.40% 12.39% Bank Level Capital Ratios Q4 2019 Q3 2019 Q4 2018 Leverage Ratio 12.39% 12.20% 11.06% Common Equity Tier 1 Ratio (CET -1) 13.43% 13.01% 11.87% Tier 1 Ratio 13.43% 13.01% 11.87% Risk Based Capital Ratio 13.83% 13.41% 12.28% © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 11

ATTRACTIVE DEPOSIT PORTFOLIO 88% non-maturity deposit composition with 43% in non-interest bearing reflects strong client relationship-based business model Interest-Bearing Demand 7% As of Cost of (dollars in thousands) 12/31/2019 Deposits(1) Certificates Deposits of Deposit, 12% Non-interest bearing demand $ 3,857,660 0.00% Interest-bearing demand 586,019 0.45% Money market and savings 3,406,988 0.79% Total non-maturity deposits 7,850,667 0.38% Money Market & Savings Non-interest Bearing Retail certificates of deposit 973,465 1.70% 38% Demand 43% Wholesale brokered certificates of deposit 74,377 2.42% Total certificates of deposit 1,047,842 1.83% Total deposits $ 8,898,509 0.58% 1. Quarterly average cost © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 12

LOAN PORTFOLIO COMPOSITION Well diversified, high yielding commercial loan portfolio Farmland 1-4 Family 2% Other 3% 1% As of Weighted (1) (dollars in thousands) 12/31/2019 Average Rates Business loans Const. & Land Commercial and Commercial and industrial $1,265,185 5.22% 5% Industrial 14% Franchise 916,875 5.58% Commercial owner occupied 1,674,092 4.85% SBA 175,815 6.82% Multi-family Agribusiness 127,834 4.92% 18% Commercial Owner Occupied Total business loans $4,159,801 5.21% 19% Real estate loans Commercial non-owner occupied $2,072,374 4.61% Multi-family 1,576,870 4.30% One-to-four family 254,779 4.78% Commercial Non- owner Occupied Franchise Construction 410,065 5.99% 24% 11% Farmland 175,997 4.71% Land 31,090 5.45% Total real estate loans $4,521,175 4.65% Consumer loans $50,922 3.97% Agribusiness SBA Gross loans held for investment $8,731,898 4.91% 1% 2% 1. As of 12/31/19 and excluding the impact of fees, discounts and premiums © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 13

HIGH QUALITY LOAN PORTFOLIO Diversified across the spectrum of business types with a high level of granularity Distribution of C&I Portfolio by Industry (1) CRE Property Type as a Percent of Total CRE Construction, 10% 10% 15% Real Estate, and Rental and Leasing, 10% 10% Manufacturing, 11% 6% Health Care and Social Assistance, 10% Finance and Insurance, 7% 8% 10% Other Services (except Public Administration), 9% Retail Trade, 9% 6% Professional, Scientific, and Technical Services, 6% 10% Accommodation and Food Services, 8% 9% 7% Wholesale Trade, 6% 9% All Other, 15% 1 Distribution by North American Industry Classification System (NAICS) Includes C&I, Owner Occupied CRE, SBA and Agribusiness loans. Excludes Franchise loans. Geographic Distribution of Loan Portfolio Distribution of Franchise Concepts 2% California, 75% Domino's Pizza Other 19% Texas, 2% 3% Burger King 6% 20% Jack In The 2% Arizona, 6% Box 3% 4% 1% Nevada, 2% Dunkin 75% Washington/Oregon, 4% Denny's 1% 3% 15% 9% New York, 1% Zaxby's Real Chicken New Jersey, 1% 4% Sonic Wendy's Drive-In Other, 9% 5% KFC 12% Popeyes 9% 7% * California peer group consists of all insured California institutions, from SNL Financial. *Other category includes 19 different concepts, none of which represents more than 3% © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 14

CREDIT RISK MANAGEMENT The Company has a long running history of outperforming peers on asset quality • Loan delinquencies to loans held for investment of 0.22% as of 12/31/2019 • Nonperforming assets to total assets of 0.08% at 12/31/2019 Nonperforming Assets to Total Assets Comparison PPBI Peers * 5.00 4.39 4.50 4.26 4.30 4.24 4.23 4.29 4.11 4.06 3.96 4.04 4.00 3.77 3.62 3.48 3.39 3.50 CNB 3.26 3.21 2.93 Acquisition 2.96 3.00 2/11/11 PDNB Acquisition 2.50 4/27/12 2.00 1.70 1.66 1.67 1.58 1.62 1.56 1.36 1.31 1.50 1.24 1.18 1.04 1.08 1.10 1.05 0.91 0.80 1.00 0.76 0.74 0.69 0.74 0.58 0.59 0.58 0.53 0.48 0.48 0.50 0.49 0.46 0.44 0.42 0.42 0.38 0.33 0.41 0.41 0.36 0.38 0.37 0.33 0.50 0.21 0.21 0.40 0.55 0.15 0.20 0.20 0.14 0.12 0.12 0.190.18 0.18 0.17 0.13 0.17 0.04 0.11 0.08 0.07 0.11 0.07 0.08 0.02 0.01 0.01 0.04 0.04 0.07 - Footer 1Q'16 2Q'16 3Q'16 4Q'16 1Q'17 2Q'17 3Q'17 4Q'17 1Q'18 2Q'18 3Q'18 4Q'18 1Q'19 2Q'19 3Q'19 4Q'19 1Q '09 1Q '09 2Q '09 3Q '09 4Q '10 1Q '10 2Q '10 3Q '10 4Q '11 1Q '11 2Q '11 3Q '11 4Q '12 1Q '12 2Q '12 3Q '12 4Q '13 1Q '13 2Q '13 3Q '13 4Q '14 1Q '14 2Q '14 3Q '14 4Q '15 1Q '15 2Q '15 3Q '15 4Q © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 15

ASSET QUALITY MEASURES Highly disciplined credit risk management, proactive loss mitigation strategies • Well-positioned to absorb the anticipated CECL transitionary impact • Anticipated ACL will increase $45 to $60 million from year-end 2019 levels in 1Q 2020 Total Delinquent Loans to Loans Held for Investment Annualized Net Charge Offs to Average Loans 1.00% 1.00% 0.80% 0.80% 0.60% 0.60% 0.40% 0.40% 0.22% 0.15% 0.18% 0.15% 0.16% 0.20% 0.13% 0.20% 0.11% 0.06% 0.01% 0.01% 0.00% 0.00% 4Q'18 1Q'19 2Q'19 3Q'19 4Q'19 4Q'18 1Q'19 2Q'19 3Q'19 4Q'19 Nonperforming Loans to Loans Held for Investment Allowances for Loan Losses + Discount to Loans Held for Investment 0.50% 1.20% 1.10% 1.07% 0.99% 1.00% 0.93% 0.40% 0.88% 0.80% 0.30% 0.60% 0.41% 0.43% 0.40% 0.40% 0.41% 0.20% 0.40% 0.15% 0.09% 0.09% 0.10% 0.20% 0.10% 0.05% 0.00% 0.00% 4Q'18 1Q'19 2Q'19 3Q'19 4Q'19 4Q'18 1Q'19 2Q'19 3Q'19 4Q'19 ALLL to LHFI ALLL + Discount Acquired Loans to LHFI Notes: At December 31, 2019, 37% of loans held for investment include a fair value net discount of $40.7 million or 0.47% of loans held for investment. © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 16

CRE TO CAPITAL CONCENTRATION RATIO Experience in managing CRE concentrations well in excess of 300% • CRE concentrations are well-managed across the organization, and semi annually stress tested CRE as a Percent of Total Capital 1000% Annualized Net Charge-Offs (1) Commercial Real Estate 0.10% Multi-Family 0.05% 800% 627% Managed Growth 600% Decreased 499% Grandpoint 415% Acquisition 389% 400% 372% 362% 365% 376% 356% 349% 336% 352% 340% 336% 341% 342% 332% 310% 316% 326% 306% 287% 287% 275% 200% 0% 2008 2009 2010 2011 2012 2013 2014 2015 1Q'16 2Q'16 3Q'16 4Q'16 1Q'17 2Q'17 3Q'17 4Q'17 1Q'18 2Q'18 3Q'18 4Q'18 1Q'19 2Q'19 3Q'19 4Q'19 1. January 1, 2009 – September 30, 2019 © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 17

EXPANDING OUR CAPABILITIES Key business initiatives enhancing products and processes to drive additional revenue and balance sheet growth Product Enhancements • Expanded International Banking Group Technology Enabled Foreign • Streamlined Foreign Currency Processing Currency Business Development • Improved Client Experience • M&A Transactions Significant investment in customizing • Capital Investments the Salesforce platform • Contractor Retention • Manage and monitor all facets of Third Party • Disbursement/Fund Control client relationship Escrow • Qualified Escrow Accounts • Enhanced analytics to consistently drive lead • Large Asset Acquisition generation and new client acquisition • Dissolution of Assets • Robust monitoring and reporting capabilities • Productivity tracking and performance • Enhanced Account Analysis Platform management • Expanded Lockbox Services Treasury • Improved ACH Capabilities Management • Invoice to Pay • Check Printing Service © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 18

PACIFIC PREMIER API BANKING℠ & DATAVAULT®

Modernizing the exchange of data between clients and the Bank

- Pacific Premier API Banking allows software developers, corporate clients, and FinTechs to partner with Pacific Premier to create powerful applications and long lasting relationships

Technology Advancements

Pacific Premier Bank Data Services

- Core Banking Services
- Check Images
- Statement Images
- Transaction Details
- Account Transfers
- Electronic Payments

Pacific Premier Bank DataVault® API

Industry Accounting Platforms

FinTech Application

Corporate Clients

Expanded Market Opportunities

- HOA Software Partners
- FinTech Partners
- Accounting Software Partners
- Subscription Companies
- Healthcare
- Alternate lending models

Data flows through Bank systems to reach the client securely and directly

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

19

ENVIRONMENTAL, SOCIAL, GOVERNANCE

Corporate giving and responsibility is a pillar of our business culture

We believe in doing our part to strengthen our communities through responsible employee business practices, robust corporate governance and shareholder friendly policies.

2019 Highlights[1]:

#1 Rating
ISS Composite QualityScore for Governance

$2,961,972
Charitable Community Support

5,196
Volunteer Hours

2019 Recycling

465,765
Pounds

233
Tons

Our employees are leaders working with our 300+ community partners:

- Serve on Boards and committees
- Provide financial and technical expertise
- Promote community development missions

By shredding and recycling we have saved:

3,959
Trees

466
Barrels of Oil

699
Cubic Yards of Landfill

1,630,176
Gallons of Water

1. Data from 1/1/2019-12/31/2019

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

20

Acquisition of Opus Bank

TRANSACTION HIGHLIGHTS

Transformative Merger	• ~$20 billion in pro forma assets – will become the 6th largest bank in Western U.S.[1] • Greater operational scale and increased efficiencies
Geographic Fit and Scale	• Geographic footprint in some of the most attractive metropolitan markets in the Western U.S.
Complementary Combination	• Diversification of business lines, products and services as well as deposit base and clients • Specialty lines of business from Opus, including multifamily, trust (PENSCO) and escrow (Commerce Escrow) • Trust and escrow provide $2.0 billion in deposits with a blended deposit cost of 0.10%
Financially Attractive	• Double-digit EPS accretion of 14% in 2021 • Tangible book value dilution of 2.8%, or $0.53 per share, with an earnback period of 1.8 years • Cost savings estimated at 25% • Merger consideration is 138.4% Price / Tangible Book Value per share for Opus • 14.7x price / EPS (2021E), or 8.7x including fully-phased in cost savings
Consideration	• 100% stock • 0.90x shares of PPBI common stock for each share of Opus stock – fixed exchange ratio, no caps or collars • 34.7 million shares issued to holders of Opus common stock, as-converted preferred stock, and restricted stock awards
Transaction Value[2]	• $1.0 billion in aggregate consideration • $26.82 per share consideration

Note: Financial information as of 12/31/2019 and market data as of 1/31/2020
1. Rank based on company headquarters and total assets, excluding CCAR and ethnic focused institutions. Western U.S. includes CA, OR, WA, NV and AZ
2. Includes consideration for common shareholders, preferred stock holders, stock options, warrants and restricted stock awards

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

22

OVERVIEW OF OPUS BANK

Overview

- Opus is a commercial bank headquartered in Irvine, California with $8.0 billion in assets, $5.9 billion in loans and $6.5 billion in deposits

Business Lines

- Opus is one of the leading multifamily lenders in the Western U.S.
- Full suite of commercial banking products focused on small to middle market businesses, including C&I, owner-occupied CRE, and SBA loans
- PENSCO is a wholly-owned subsidiary of Opus and IRA custodian for alternative assets offering attractive, low-cost deposit funding and fee income
- Commerce Escrow division is a Los Angeles-based escrow company and 1031 exchange accommodator - increasing specialty deposit capability and fee income

Branch Footprint

- 7 of 9 geographic regions will rank in top-10 for deposit market share[1]

Mitigated Risk

- Simplified business model over the last few years – de-risked balance sheet
- Management exited Enterprise Value Loans, Healthcare Practice Loans, and Technology Banking

Branch Network



Sacramento
Fresno
Las Vegas
Phoenix
Tucson
16
Washington
Primarily in Seattle MSA (15)
1
Oregon
Portland
OpusBank.
3
Northern California
San Francisco (3)
25
Southern California
Los Angeles-Orange (20)
San Diego (3)
Riverside-San Bernardino (2)
1
Arizona
Scottsdale

Pro Forma Deposits by Region

Region	Branches	Top-10 Rank[1]	Deposits ($B)	% of Total
Los Angeles-Orange MSA	32	●	$9.1	60%
Central Coast California[3]	11	●	$1.8	12%
Riverside-San Bernardino MSA	11	●	$1.3	8%
Seattle MSA[3]	16	●	$1.2	8%
San Diego MSA	8	●	$0.8	5%
Arizona	4	●	$0.6	4%
Portland MSA	2		$0.2	1%
Las Vegas MSA	1	●	$0.1	1%
San Francisco MSA	3		$0.1	1%
Total	**88**		**$15.2**	**100%**

Note: All dollars in millions. Financial information as of 12/31/2019
1. Rank excludes CCAR designated banks and foreign owned subsidiaries

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

23

DIVERSIFYING PPBI'S REVENUE STREAM

Non-Interest Income ($MM)



$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
0.45%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.26%
0.41%
$30
$50
$79
PPBI
OPB
Pro Forma (1)
Non-Interest Income
Non-Interest Income / Avg. Assets

- **2.6x increase in PPBI's pro forma non-interest income to ~$79 million**
- **12% of pro forma operating revenue from non-interest income**
- **$2.0 billion in deposits with a blended deposit cost of 0.10% from PENSCO and Commerce Escrow divisions**
- **Meaningful opportunities to expand both lines of business over time**

Pro Forma Operating Revenue (% of Total)



30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
7%
24%
12%
PPBI
OPB
Pro Forma (1)

Opus Non-Interest Income Mix (% of Total)



PENSCO Fees 56%
Gain on Sale 2%
$50MM
BOLI 8%
Other 10%
Deposit Fees 12%
Escrow & Exchange 12%

Specialized Lines of Business

PENSCO Trust
A division of Opus Bank

- IRA custodian for alternative assets, such as private equity or real estate held in retirement accounts
- $14 billion in assets under custody
- 46,000 customer accounts
- Stable source of low-cost core deposits
- $28 million in fee income for 2019
- Acquired by Opus in 2016

Commerce Escrow
A division of Opus Bank

- Escrow company with 1031 exchange practice
- Synergies with PPBI's existing escrow deposit business
- Provides the bank with $650 million in deposits at 0.25% cost of funds
- $6 million in fee income for 2019
- Acquired by Opus in 2015

Note: All dollars in millions. Financial information for twelve months ended 12/31/2019
1. Pro forma includes $1.0 million reduction in interchange fees due to Durbin Amendment

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

24

ATTRACTIVE FUNDING PROFILE Pro Forma IB Demand 7% IB IB Demand 21% Demand MMDA & MMDA & 41% Savings NIB Savings 34% MMDA & Demand 38% Savings 43% NIB 36% Demand 30% NIB Time Deposits Time Deposits Time Deposits Demand 13% 12% 12% 12% Total Deposits: $8.9 Billion Total Deposits: $6.5 Billion Total Deposits: $15.4 Billion Cost of Deposits: 0.58% Cost of Deposits: 1.01% Cost of Deposits: 0.76% • $2.0 billion in deposits with a blended deposit cost of • Greater deposit diversification 0.10% from PENSCO and Commerce Escrow divisions • Ability to run-off and replace Opus’ higher-cost funding • Strong pro forma core deposit franchise with core deposits at PPBI Note: S&P Global Market Intelligence, financial information as of 12/31/2019 © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 25

DIVERSIFIED LOAN PORTFOLIO Pro Forma NOO-CRE OO-CRE 20% NOO-CRE 19% 24% OO-CRE Multifamily NOO-CRE 13% 64% 13% C&I + Multifamily 37% Franchise C&I + Multifamily 25% Franchise 18% OO-CRE C&I 21% 5% 15% 1-4 Family Farm & Ag. 1-4 Family 3% 3% 1-4 Family 2% Farm & Ag. 2% Construction & Land Consumer & 1% Consumer & Construction & Land 5% Other SBA Consumer & Other SBA Construction & Land Other 3% 1% 1% 0% 2% 1% SBA 0% 1% Gross Loans: $8.7 Billion Gross Loans: $5.9 Billion Gross Loans: $14.6 Billion Loan Yield: 5.44% Loan Yield: 4.13% Loan Yield: 4.92% NPAs/Assets: 0.08% NPAs/Assets: 0.07% NPAs/Assets: 0.08% • Attractive credit quality and risk adjusted returns on • Continuing momentum to grow middle-market banking loan portfolio practice – will benefit from larger pro forma balance sheet • Diversifies portfolio concentrations across type, • Multifamily loans are geographically diversified in West geography and industry Coast metropolitan areas • Differentiated specialty lending verticals and expertise • Right-size concentration in multifamily; PPBI has 20+ year history in multifamily lending Note: S&P Global Market Intelligence, financial information as of 12/31/2019 © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 26

INSTITUTIONAL OWNERSHIP

Rank	Name	OPB Ownership, Pre-Deal		PPBI Shares	PPBI Ownership, Pre-Deal		PPBI Ownership, Pro Forma	
		Shares	% Own*	Issued	Shares	% Own	Shares	% Own
1	BlackRock Inc.	3,662,466	9.5%	3,296,219	8,735,503	14.7%	12,031,722	12.8%
2	Vanguard Group Inc.	1,676,472	4.4%	1,508,825	6,036,261	10.1%	7,545,086	8.0%
3	Dimensional Fund Advisors LP	2,789,552	7.2%	2,510,597	3,477,227	5.8%	5,987,824	6.4%
4	Fortress Investment Group LLC*	5,121,275	13.3%	4,609,148	-	0.0%	4,609,148	4.9%
5	Janus Henderson Group PLC (Perkins)	-	0.0%	-	4,018,049	6.8%	4,018,049	4.3%
6	T. Rowe Price Group Inc.	55	0.0%	50	3,537,220	5.9%	3,537,270	3.8%
7	Starwood Capital Operations LLC	3,390,250	8.8%	3,051,225	-	0.0%	3,051,225	3.2%
8	State Street Global Advisors Inc.	834,351	2.2%	750,916	2,054,630	3.5%	2,805,546	3.0%
9	Aristotle Capital Boston LLC	2,263,961	5.9%	2,037,565	-	0.0%	2,037,565	2.2%
10	Columbia Management Investment Advisers LLC	871,893	2.3%	784,704	1,025,699	1.7%	1,810,403	1.9%
11	Elliott Management Corp.	1,900,000	4.9%	1,710,000	-	0.0%	1,710,000	1.8%
12	Emerald Advisers LLC	27,451	0.1%	24,706	1,680,381	2.8%	1,705,087	1.8%
13	FJ Capital Management LLC	1,618,354	4.2%	1,456,519	-	0.0%	1,456,519	1.5%
14	Goldman Sachs Asset Management LP	53,906	0.1%	48,515	1,307,519	2.2%	1,356,034	1.4%
15	BNY Asset Management	311,224	0.8%	280,102	883,874	1.5%	1,163,976	1.2%
16	Cardinal Capital Management L.L.C.	-	0.0%	-	1,163,463	2.0%	1,163,463	1.2%
17	Manulife Asset Management	12,646	0.0%	11,381	1,126,392	1.9%	1,137,773	1.2%
18	Geode Capital Management LLC	329,304	0.9%	296,374	816,829	1.4%	1,113,203	1.2%
19	Northern Trust Global Investments	292,091	0.8%	262,882	837,819	1.4%	1,100,701	1.2%
20	AllianceBernstein LP	972,293	2.5%	875,064	173,782	0.3%	1,048,846	1.1%
21	Brown Advisory Inc.	-	0.0%	-	1,031,068	1.7%	1,031,068	1.1%
22	Invesco Ltd.	-	0.0%	-	942,909	1.6%	942,909	1.0%
23	Invesco Capital Management LLC	785,325	2.0%	706,793	198,313	0.3%	905,106	1.0%
24	GW&K Investment Management LLC	-	0.0%	-	840,133	1.4%	840,133	0.9%
25	Lord Abbett & Co. LLC	544,387	1.4%	489,948	341,790	0.6%	831,738	0.9%
Total							**64,940,391**	**69.0%**

Source: S&P Global Market Intelligence. Ownership data as of 12/31/2019 company filings.
*Includes conversion of preferred stock and vesting of restricted stock

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

27

SCARCITY VALUE IN SOUTHERN CALIFORNIA

Upon closing, PPBI will become the 2nd largest publicly traded bank headquartered in Southern California(1)

	Company Name	State	Ticker	Exchange	Total Assets ($M)	Market Cap. ($M)	Price to Earnings (x)	Price to TBV (%)
1	PacWest Bancorp	CA	PACW	NASDAQ	$26,771	$4,299	9.3	184
2	*Pro Forma PPBI+Opus Bank (2)*	*CA*	*PPBI*	*NASDAQ*	*19,682*	--	--	--
2	Axos Financial Inc.	NV	AX	NYSE	12,269	1,722	10.7	168
3	Pacific Premier Bancorp, Inc.	CA	PPBI	NASDAQ	11,776	1,730	10.5	154
4	CVB Financial Corp.	CA	CVBF	NASDAQ	11,282	2,955	14.3	230
5	Opus Bank	CA	OPB	NASDAQ	7,992	1,010	17.2	143
6	Banc of California, Inc.	CA	BANC	NYSE	7,828	857	NM	128
7	Farmers & Merchants Bank of Long Beach	CA	FMBL	OTCQB	7,606	993	11.9	92
8	First Foundation Inc.	CA	FFWM	NASDAQ	6,314	742	13.3	144
9	American Business Bank	CA	AMBZ	OTCQX	2,402	283	13.2	137
10	Pacific Mercantile Bancorp	CA	PMBC	NASDAQ	1,416	163	28.8	-
11	Malaga Financial Corporation	CA	MLGF	OTC Pink	1,248	172	11.2	-
12	Provident Financial Holdings, Inc.	CA	PROV	NASDAQ	1,107	164	30.4	132
	Median				**$7,828**	**$925**	**13.2**	**143**

Market data as of February 24, 2020. Financial data for the most recently reported quarter. Peer P/E ratio uses LTM EPS.
Source: SNL Financial

1. Defined as banks with shares listed on the NYSE, NASDAQ or OTC exchanges, excludes ethnically focused banking institutions sorted by total assets
2. Total assets shown as of pro forma December 31, 2019 and are inclusive of merger adjustments

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

28

SCARCITY VALUE IN THE WESTERN U.S.

Listed below are banks headquartered in the West with assets between $5B and $25B[(1)]

- Upon closing, PPBI will rank 2nd when measured by total assets for banks headquartered in Southern California… and 3rd more broadly across the continental Western U.S.

Company Name	State	Ticker	Exchange	Total Assets ($M)	Market Cap. ($M)	Price to Earnings (x)	Price to TBV (%)
1 Western Alliance Bancorporation	AZ	WAL	NYSE	$26,822	$5,676	11.6	211
2 PacWest Bancorp	CA	PACW	NASDAQ	26,771	4,299	9.3	184
3 Pro Forma PPBI+Opus Bank [(2)]	*CA*	*PPBI*	*NASDAQ*	*19,682*	--	--	--
3 Washington Federal, Inc.	WA	WAFD	NASDAQ	16,423	2,691	12.4	155
4 First Interstate BancSystem, Inc.	MT	FIBK	NASDAQ	14,644	1,714	14.1	200
5 Columbia Banking System, Inc.	WA	COLB	NASDAQ	14,080	2,759	14.4	205
6 Glacier Bancorp, Inc.	MT	GBCI	NASDAQ	13,684	3,987	18.1	277
7 Banner Corporation	WA	BANR	NASDAQ	12,604	1,895	12.7	159
8 Axos Financial Inc.	NV	AX	NYSE	12,269	1,722	10.7	168
9 Pacific Premier Bancorp, Inc.	CA	PPBI	NASDAQ	11,776	1,730	10.5	154
10 CVB Financial Corp.	CA	CVBF	NASDAQ	11,282	2,955	14.3	230
11 Opus Bank	CA	OPB	NASDAQ	7,992	1,010	17.2	143
12 Banc of California, Inc.	CA	BANC	NYSE	7,828	857	NM	128
13 HomeStreet, Inc.	WA	HMST	NASDAQ	6,812	745	48.0	115
14 Westamerica Bancorporation	CA	WABC	NASDAQ	5,620	1,759	21.8	289
Median				**$12,604**	**$1,827**	**14.1**	**176**

Market data as of February 24, 2020. Financial data for the most recently reported quarter. Peer P/E ratio uses LTM EPS.
Source: SNL Financial

1. Defined as banks headquartered in AZ, CA, ID, OR, MT, WA and WY with shares listed on the NYSE or NASDAQ exchanges, excludes ethnically focused banking institutions, sorted by total assets
2. Total assets shown as of pro forma December 31, 2019 and are inclusive of merger adjustments

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

29

KEY INVESTMENT HIGHLIGHTS Building Long-term Franchise Value  Proven track record of executing on acquisitions and organic growth  Continuous improvement to drive economies of scale and operating leverage  Strong profitability and returns drive capital return to shareholders  Accelerating capital generation and growing dividend – enhancing shareholder value  ~$20 billion asset franchise with meaningful presence in desirable Western U.S. metropolitan markets  Expanded strategic flexibility for technology investment, organic growth and acquisition opportunities © 2019 Pacific Premier Bancorp, Inc. | All rights reserved 30

Appendix Material

CONSOLIDATED QUARTERLY FINANCIAL HIGHLIGHTS

	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Summary Balance Sheet					
Total Assets	$11,487,387	$11,580,495	$11,783,781	$11,811,497	$11,776,012
Loans Held for Investment	8,836,818	8,865,855	8,771,938	8,757,476	8,722,311
Total Deposits	8,658,351	8,715,175	8,861,922	8,859,288	8,898,509
Loans Held for Investment/Total Deposits	102.1%	101.7%	99.0%	98.9%	98.0%
Summary Income Statement					
Total Revenue	$124,516	$119,087	$116,965	$123,765	$122,720
Total Noninterest Expense	67,239	63,577	63,936	65,336	66,216
Provision for Credit Losses	2,258	1,526	334	1,562	2,297
Net Income	39,643	38,718	38,527	41,375	41,098
Diluted EPS	$0.63	$0.62	$0.62	$0.69	$0.69
Performance Ratios					
Return on Average Assets [4]	1.37%	1.34%	1.33%	1.44%	1.42%
Return on Average Tangible Common Equity [4]	16.7%	15.5%	15.2%	16.3%	15.9%
Efficiency Ratio [1]*	48.3%	49.3%	51.1%	50.9%	51.9%
Net Interest Margin	4.49%	4.37%	4.28%	4.36%	4.33%
Asset Quality					
Delinquent Loans to Loans Held for Investment	0.15%	0.18%	0.15%	0.13%	0.22%
Allowance for Loan Losses to Loans Held for Investment	0.41%	0.43%	0.40%	0.40%	0.41%
Nonperforming Loans to Loans Held for Investment	0.05%	0.15%	0.09%	0.09%	0.10%
Nonperforming Assets to Total Assets [2]	0.04%	0.11%	0.07%	0.07%	0.08%
Classified Assets to Total Risk-Based Capital [3]	4.98%	4.03%	2.81%	2.96%	3.34%
Classified Assets to Total Assets [3]	0.54%	0.44%	0.32%	0.33%	0.39%
Capital Ratios					
Tangible Common Equity/Tangible Assets *	10.02%	10.32%	9.96%	10.01%	10.30%
Tangible Book Value Per Share *	$16.97	$17.56	$17.92	$18.41	$18.84
Common Equity Tier 1 Risk-based Capital Ratio	10.88%	11.08%	10.82%	10.93%	11.35%
Tier 1 Risk-based Ratio	11.13%	11.32%	11.07%	11.04%	11.42%
Risk-based Capital Ratio	12.39%	12.58%	13.54%	13.40%	13.81%

1. Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expenses to the sum of net interest income before provision for loan losses and total noninterest income, less gain / (loss) on sales of securities, OTTI impairment, gain / (loss) of other real estate owned, and gain / (loss) from debt extinguishment
2. Nonperforming assets excludes nonperforming investment securities.
3. Classified assets includes substandard loans, doubtful, substandard investment securities, and OREO.
4. Annualized

*Please refer to non-U.S. GAAP reconciliation in appendix
Note: All dollars in thousands, except per share data

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

32

NON-U.S. GAAP FINANCIAL MEASURES

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are a non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders' equity by common shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-U.S. GAAP measure of tangible common equity ratio to the U.S. GAAP measure of common equity ratio and tangible book value per share to the U.S. GAAP measure of book value per share are set forth below.

	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Total stockholders' equity	$ 175,226	$ 199,592	$ 298,980	$ 459,740	$ 1,241,996	$ 1,969,697	$ 2,007,064	$ 1,984,456	$ 1,988,998	$ 2,012,594
Less: Intangible assets	(24,056)	(28,564)	(58,002)	(111,941)	(536,343)	(909,282)	(904,846)	(900,162)	(895,882)	(891,634)
Tangible common equity	**$ 151,170**	**$ 171,028**	**$ 240,978**	**$ 347,799**	**$ 705,653**	**$ 1,060,415**	**$ 1,102,218**	**$ 1,084,294**	**$ 1,093,116**	**$ 1,120,960**
Total assets	$ 1,714,187	$ 2,037,731	$ 2,789,599	$ 4,036,311	$ 8,024,501	$ 11,487,387	$ 11,580,495	$ 11,783,781	$ 11,811,497	$ 11,776,012
Less: Intangible assets	(24,056)	(28,564)	(58,002)	(111,941)	(536,343)	(909,282)	(904,846)	(900,162)	(895,882)	(891,634)
Tangible assets	**$ 1,690,131**	**$ 2,009,167**	**$ 2,731,597**	**$ 3,924,370**	**$ 7,488,158**	**$ 10,578,105**	**$ 10,675,649**	**$ 10,883,619**	**$ 10,915,615**	**$ 10,884,378**
Common Equity ratio	10.22%	9.79%	10.72%	11.39%	15.48%	17.15%	17.33%	16.84%	16.84%	17.09%
Less: Intangible equity ratio	(1.28%)	(1.28%)	(1.90%)	(2.53%)	(6.06%)	(7.13%)	(7.01%)	(6.88%)	(6.83%)	(6.79%)
Tangible common equity ratio	**8.94%**	**8.51%**	**8.82%**	**8.86%**	**9.42%**	**10.02%**	**10.32%**	**9.96%**	**10.01%**	**10.30%**
Basic shares outstanding	16,656,279	16,903,884	21,570,746	27,798,283	46,245,050	62,480,755	62,773,147	60,509,994	59,364,340	59,506,057
Book value per share	$ 10.52	$ 11.81	$ 13.86	$ 16.54	$ 26.86	$ 31.52	$ 31.97	$ 32.80	$ 33.50	$ 33.82
Less: Intangible book value per share	(1.44)	(1.69)	(2.69)	(4.03)	(11.60)	(14.55)	(14.41)	(14.88)	(15.09)	(14.98)
Tangible book value per share	**$ 9.08**	**$ 10.12**	**$ 11.17**	**$ 12.51**	**$ 15.26**	**$ 16.97**	**$ 17.56**	**$ 17.92**	**$ 18.41**	**$ 18.84**

Note: All dollars in thousands, except per share data

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

33

NON-U.S. GAAP FINANCIAL MEASURES

For quarter period presented below, adjusted net income and adjusted diluted earnings per share are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate these figures by excluding merger related expenses and DTA revaluations in the period results. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. For the quarter period presented below, adjusted net income for return on average tangible common equity and average tangible common equity are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate return on average tangible common equity by adjusting net income for the effect of CDI amortization and exclude the average CDI and average goodwill from the average stockholders' equity during the period. We calculate adjusted return on average tangible common equity by adjusting net income for the effect of CDI amortization and merger related expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. A reconciliation of the non-U.S. GAAP measures of return on average tangible common equity and adjusted return on average tangible common equity to the U.S. GAAP measure of return on common stockholders' equity is set forth below.

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Net income	$38,718	$38,527	$41,375	$41,098
Add: Merger-related expense	655	5	(4)	-
Less: Merger-related expense tax adjustment	190	1	(1)	-
Operating net income	**$39,183**	**$38,531**	**$41,372**	**$41,098**
Less: Net income allocated to participating securities	347	444	432	426
Operating net income for earnings per share[2]	**$38,836**	**$38,087**	**$40,940**	**$40,672**
Weighted average shares outstanding - diluted	62,285,783	61,661,773	59,670,855	59,182,054
Diluted earnings per share	**$0.62**	**$0.62**	**$0.69**	**$0.69**
Average assets	$11,563,529	$11,585,973	$11,461,841	$11,577,092
Operating return on average assets[1]	**1.36%**	**1.33%**	**1.44%**	**1.42%**
Operating net income	$39,183	$38,531	$41,372	$41,098
Add: CDI amortization	4,436	4,281	4,281	4,247
Less: CDI amortization expense tax adjustment	1,288	1,240	1,240	1,218
Operating net income for return on average tangible common equity	**$42,331**	**$41,572**	**$44,413**	**$44,127**
Average stockholders' equity	$1,991,861	$1,999,986	$1,990,311	$2,004,815
Less: Average core deposit intangible	98,984	94,460	90,178	85,901
Less: Average goodwill	808,726	808,778	808,322	808,322
Average tangible common equity	**$1,084,151**	**$1,096,748**	**$1,091,811**	**$1,110,592**
Operating return on average tangible common equity[1]	**15.62%**	**15.16%**	**16.27%**	**15.89%**

Note: All dollars in thousands, except per share data
1. Annualized
2. EPS presented using the two-class method beginning Q1 2019

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

34

NON-U.S. GAAP FINANCIAL MEASURES

For periods presented below, efficiency ratio is a non-U.S. GAAP financial measure derived from U.S. GAAP-based amounts. This figure represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for loan losses and total noninterest income, less gains/(loss) on sale of securities, OTTI impairment - securities, gain/(loss) on sale of other real estate owned, and gain / (loss) from debt extinguishment. Management believes that the exclusion of such items from this financial measures provides useful information to gain an understanding of the operating results of our core business.

	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018	FY 2019
Total noninterest expense	$ 50,815	$ 54,993	$ 73,538	$ 98,583	$ 167,958	$ 249,905	$ 259,065
Less: CDI amortization	764	75	1,350	2,039	6,144	13,594	17,245
Less: Merger-related expense	6,926	1,014	4,799	4,388	21,002	18,454	656
Less: Other real estate owned operations, net	618	1,490	121	385	72	4	160
Noninterest expense, adjusted	$ 42,507	$ 52,414	$ 67,268	$ 91,771	$ 140,740	$ 217,853	$ 241,004
Net interest income	$ 58,444	$ 73,635	$ 106,299	$ 153,075	$ 247,502	$ 392,711	$ 447,301
Add: Total noninterest income (loss)	8,811	13,377	14,388	19,602	31,114	31,027	35,236
Less: Net gain (loss) from investment securities	1,544	1,547	290	1,797	2,737	1,399	8,571
Less: OTTI impairment - securities	(4)	(29)	-	(205)	1	4	2
Less: Net gain (loss) from other real estate owned	-	-	-	-	46	281	52
Less: Net gain (loss) from debt extinguishment	-	-	-	-	-	-	(612)
Revenue, adjusted	$ 65,715	$ 85,494	$ 120,397	$ 171,085	$ 275,832	$ 422,054	$ 474,524
Efficiency Ratio	64.7%	61.3%	55.9%	53.6%	51.0%	51.6%	50.8%

	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Total noninterest expense	$ 82,782	$ 67,239	$ 63,577	$ 63,936	$ 65,336	$ 66,216
Less: CDI amortization	4,693	4,631	4,436	4,281	4,281	4,247
Less: Merger-related expense	13,978	2,597	655	5	(4)	-
Less: Other real estate owned operations, net	-	1	3	62	64	31
Noninterest expense, adjusted	$ 64,111	$ 60,010	$ 58,483	$ 59,588	$ 60,995	$ 61,938
Net interest income	$ 112,713	$ 117,546	$ 111,406	$ 110,641	$ 112,335	$ 112,919
Add: Total noninterest income (loss)	8,240	6,970	7,681	6,324	11,430	9,801
Less: Net gain (loss) from investment securities	1,063	-	427	212	4,261	3,671
Less: OTTI impairment - securities	-	-	-	-	2	-
Less: Net gain (loss) from other real estate owned	(6)	305	-	72	(20)	-
Less: Net gain (loss) from debt extinguishment	-	-	-	-	(214)	(398)
Revenue, adjusted	$ 119,896	$ 124,211	$ 118,660	$ 116,681	$ 119,736	$ 119,447
Efficiency Ratio	53.5%	48.3%	49.3%	51.1%	50.9%	51.9%

Note: All dollars in thousands

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

35

NON-U.S. GAAP FINANCIAL MEASURES

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP-based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, CD mark-to market amortization and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	2013	2014	2015	2016	2017	2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Net interest income	$58,444	$73,635	$106,299	$153,075	$247,502	$392,711	$111,406	$110,641	$112,335	$112,919
Less accretion income	3,241	1,927	4,387	9,178	12,901	16,082	3,805	4,950	6,026	5,828
Less CD mark-to-market	139	143	200	411	969	1,551	201	124	124	72
Less nonrecurring nonaccrual interest paid	-	-	-	-	-	-	161	107	37	168
Core net interest income	$55,064	$71,565	$101,712	$143,486	$233,632	$375,078	$107,239	$105,460	$106,148	$106,851
Average interest-earning assets	$1,399,806	$1,750,871	$2,503,009	$3,414,847	$5,583,774	$8,836,075	$10,339,248	$10,363,988	$10,228,878	$10,347,009
Net interest margin	**4.18%**	**4.21%**	**4.25%**	**4.48%**	**4.43%**	**4.44%**	**4.37%**	**4.28%**	**4.36%**	**4.33%**
Core net interest margin	**3.93%**	**4.09%**	**4.06%**	**4.20%**	**4.18%**	**4.24%**	**4.21%**	**4.08%**	**4.12%**	**4.10%**

Note: All dollars in thousands

© 2019 Pacific Premier Bancorp, Inc. | All rights reserved

36